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                                                                     EXHIBIT 4.4

                  CERTIFICATE OF THE DESIGNATIONS, PREFERENCES,
               RIGHTS AND LIMITATIONS OF SERIES F PREFERRED STOCK
                                       OF
                           MOBILITY ELECTRONICS, INC.

                                   ----------

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                                   ----------

         MOBILITY ELECTRONICS, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the state of Delaware (the "DGCL"),

         DOES HEREBY CERTIFY:

         That, pursuant to the authority expressly vested in the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted by unanimous consent, dated as of January 14, 2003, a resolution providing for the issuance of up to One Million (1,000,000) shares of Series F Preferred Stock, which resolution is as follows:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock, $0.01 par value, of the Corporation to consist of One Million (1,000,000) shares, and this Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Certificate of Incorporation, as amended, which are applicable to all series of the Preferred Stock, $0.01 par value, of the Corporation) as follows:

         One Million (1,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as "Series F Preferred Stock" (hereinafter called the "Series F Stock") with the powers, preferences and rights hereinafter set forth.

         1. Definitions. As used herein:

         "Board of Directors" means the Board of Directors of the Corporation.

         "Certificate of Designations" means the Certificate of the Designations, Preferences, Rights and Limitations of Series F Preferred Stock of the Corporation.

         "Common Stock" means (i) the class of stock designated as the common stock of the Corporation as of January 1, 2003, or (ii) any other class of stock resulting from successive



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changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

         "Conversion Event" shall have the meaning ascribed thereto in Paragraph 6(b) below.

         "Conversion Price" means the Issuance Consideration divided by the Conversion Rate in effect at such time.

         "Conversion Rate" means the number of shares of Common Stock into which a single share of Series F Stock is convertible at such time. The initial Conversion Rate shall be one. Thereafter, the Conversion Rate shall be subject to adjustment as provided in Paragraph 6 below.

         "Issuance Consideration" means the consideration received by the Corporation for the issuance of a single share of the Series F Stock subject to adjustment in the event of a stock split, stock dividend, recapitalization or the like. The Issuance Consideration is initially $0.85 per share.

         "Liquidation Event" shall mean any liquidation, dissolution or winding-up of the Corporation or, at the option of the holders of a majority of the outstanding Series F Stock, voting as a single class: (i) a consolidation or merger of the Corporation with or into any other corporation or other business organization; or (ii) the sale, lease or transfer of all or substantially all of the assets of the Corporation, except in each case of (i) and (ii), for a Surviving Combination.

         "Liquidation Preference" shall have the meaning ascribed thereto in Paragraph 4 below.

         "Non-Surviving Combination" shall mean any merger, consolidation or other business combination between the Corporation and one or more other Persons which is not a Surviving Combination, or a sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to one or mores such other Persons.

         "Offering" means that certain private placement of up to 1,038,061 shares of Series E Stock, 705,879 shares of Series F Stock and Common Stock Purchase Warrants undertaken by the Corporation commencing on or about January 14, 2003.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

         "Preferred Stock" means the preferred stock, par value $0.01 per share, of the Corporation.

         "Series C Stock" means the Series C Preferred Stock, par value $0.01 per share, of the Company.

         "Series E Stock" means the Series E Preferred Stock, par value $0.01 per share, of the Company.



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         "Surviving Combination" means any merger, consolidation or sale of assets in which the Corporation is the surviving corporation, the holders of the Series F Stock outstanding immediately prior to such transaction will hold the same number of shares of Series F Stock with substantially identical designations and preferences after such transaction as they held immediately prior to such transaction, the voting power or the number of voting shares outstanding immediately after such transaction plus the number of shares issued as a result of such transaction does not exceed by more than 49% the voting power of the total number of voting shares of the Corporation outstanding immediately prior to such transaction, and the number of voting shares issuable as a result of such transaction will not exceed by more than 49% the number of voting shares of the Corporation outstanding immediately prior to the merger.

         2. Ranking. Except as set forth herein with respect to shares of Series C Stock, or as may be waived by the holders of a majority of the Series F Stock then outstanding, the Series F Stock shall rank pari pasu with all other issued and outstanding shares of Preferred Stock.

         3. Dividends.

                  (a) Holders of the Series F Stock shall be entitled to receive, out of any funds of the Corporation legally available therefore ("Legally Available Funds") pursuant to the DGCL, dividends, payable at the discretion of the Board of Directors in cash or in additional shares of Series F Stock (valued at the Issuance Consideration), in an amount equal to 4% of the Issuance Consideration (plus all accrued but unpaid dividends), per share, per annum. The dividends payable hereunder shall be payable quarterly, on the first business day of each calendar quarter to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors

                  (b) Dividends on the shares of Series F Stock shall accrue and be cumulative from the date of issuance based on a 360-day year consisting of twelve 30-day months, whether or not (i) dividends on such shares are declared or (ii) there shall be funds legally available to the Corporation for the payment of the dividends.

                  (c) Dividends shall be payable on parity with all other series of Preferred Stock which rank junior to or pari passu with the Series F Stock. No dividends shall be paid on Common Stock, unless all accumulated but unpaid dividends on the shares of Series F Stock and all other series of Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

                  (d) In the event the Board of Directors shall declare a cash dividend payable upon the outstanding shares of Common Stock out of Legally Available Funds, the Board of Directors shall at the same time declare a dividend payable on each share of Series F Stock equal to the amount of the dividend payable on the number of shares of Common Stock into which each such share of Series F Stock could then be converted into pursuant to the provisions of Section 6 below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.



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         4. Preference on Dissolution, Liquidation or Winding Up.

                  (a) In the event of the occurrence of a Liquidation Event, after all amounts due to the holders of Series C Stock have been paid as a result of such Liquidation Event, each holder of Series F Stock shall be entitled to receive, in preference to the holders of Common Stock or any other class of stock or series thereof ranking junior to the Series F Stock with respect to the distribution of assets, an amount equal to the product of the number of shares of Series F Stock held multiplied by the Issuance Consideration, plus an amount equal to all dividends accrued and unpaid thereon (including interest accrued thereon, if applicable) to the date fixed for distribution, and no more (the "Liquidation Preference"). If Legally Available Assets for distribution upon the occurrence of a Liquidation Event are insufficient to satisfy in full the Liquidation Preference, then the Liquidation Preference shall be reduced to such amount as can be satisfied out of the Legally Available Assets, and such amounts shall be paid to the holders of the Series F Stock on a pari passu basis (based on the number of shares of Series F Stock held by each such holder).

                  (b) Written notice of the occurrence of a Liquidation Event, stating a payment date and the place where the distributable amounts shall be payable shall be given by mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series F Stock at their respective addresses as the same shall appear on the books of the Corporation.

                  (c) No payment on account of such Liquidation Event shall be made to the holders of any class or series of capital stock ranking on a parity with the Series F Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series F Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

         5. Voting Rights. Except as otherwise provided in this Certificate of Designations, each holder of Series F Stock shall be entitled to vote on all matters submitted for a vote of the holders of Common Stock a number of votes equal to the number of full shares of Common Stock into which such holder's shares of Series F Stock could then be converted pursuant to the provisions of Paragraph 6 below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter, or, if no record date is fixed, then the record date for determination of holders of Series F Stock entitled to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which such meeting is held. Except as otherwise required in this Certificate of Designations or by the Delaware General Corporation Law, the holders of the Series F Stock shall vote with the holders of outstanding Common Stock and any other preferred shares entitled to vote on any such matter, and not as a separate class or series.

         6. Conversion Rights. Each share of Series F Stock may be converted into shares of Common Stock on the terms and conditions set forth in this
Section 6:

                  (a) Each share of Series F Stock shall be convertible at the option of the holder thereof, at any time and from time to time, in the manner hereinafter set forth, into a



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number of fully-paid and nonassessable shares of Common Stock (rounded to the nearest whole number) at the Conversion Rate in effect at the time of conversion determined as hereinafter provided.

                  (b) Each share of Series F Stock shall convert automatically, and without any action on the part of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock (rounded to the nearest whole number) determined by applying the Conversion Rate then in effect, at such time as the closing price of the Common Stock (as reported on the primary market on which the Common Stock is then trading (e.g., Nasdaq National Market System, Nasdaq Small Cap Market System, Bulletin Board System)) for any ten (10) consecutive trading days is greater than or equal to $2.00 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) (a "Conversion Event").

                  (c) Upon conversion of any Series F Stock, all accrued and unpaid dividends on the Series F Stock so converted shall be paid in cash.

                  (d) Upon the occurrence of a Conversion Event, the Corporation shall prepare a notice stating that a Conversion Event has occurred and setting forth in detail the facts, and such notice shall forthwith be mailed by first class mail to the holders of the Series F Stock at their last known address shown on the stock books of the Corporation.

                  (e) Upon receipt of written notice of a Conversion Event, each holder of Series F Stock shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of any transfer agent for such Series F Stock, or if there is no such transfer agent, then at the principal executive offices of the Corporation and (ii) state in writing therein the name or names in which such holder wishes the certificate or certificates for the Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at the last known address of each holder of the Series F Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made on the date of the Conversion Event, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                  (f) If the Corporation shall at any time (i) pay or make a dividend or other distribution on any class or series of capital stock of the Corporation in Common Stock, (ii) subdivide (by means of a stock split or otherwise) its outstanding Common Stock into a larger number of shares or (iii) combine (by means of a reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Rate for the Series F Stock in effect immediately prior thereto shall be adjusted so that each share of Series F Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of one share of Series F Stock would have been entitled to receive after the happening of any of the events described above had such stock been converted into Common Stock immediately prior to the record date, if any, in the case of a dividend, distribution, subdivision or combination with respect to which the Corporation has fixed a record date for the determination of stockholders entitled to receive such dividend, distribution, subdivision or combination or, if no such record date has been fixed, the effective date of such dividend, distribution, subdivision or combination.



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An adjustment made pursuant to this subparagraph (f) shall be effected at the time such dividend or distribution is made or paid or such subdivision or combination is effected and shall be effective retroactively with respect to conversions effected subsequent to any record date described in the immediately preceding sentence.

                  (g) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of Common Stock of (i) any securities or property of any nature whatsoever (other than cash or as provided in subparagraph (f) above), or (ii) any warrants or other rights to subscribe for or purchase capital stock of the Corporation, then the Conversion Rate shall be adjusted to that number determined by multiplying the Conversion Rate immediately prior to such adjustment by a fraction (A) the numerator of which shall be the fair value (as determined in good faith by the Board of Directors) per share of Common Stock at the date of taking such record and (B) the denominator of which shall be such fair value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair value (as determined in good faith by the Board of Directors) of any and all such securities or property to be distributed. A reclassification of the Common Stock into Common Stock and shares of any other class of securities shall be deemed a distribution by the Corporation to the holders of its Common Stock of such other Common Stock and of such other class of securities within the meaning of this subparagraph and, if the outstanding Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, an the case may be, of the outstanding Common Stock within the meaning of subparagraph (f) above.

                  (h) The following provisions of this subparagraph (h) shall also be applicable to the making of adjustments to the Conversion Rate:

                           (i) The adjustments required by this Paragraph 6
                  shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in subparagraph(f) above) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least 1/20th of a share to or from the Conversion Rate in effect immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made so soon as such adjustment, together with other adjustments required by this Paragraph 6 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                           (ii) If the Corporation shall take a record of the
                  holder of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.



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                  (i) In the case of a merger, or the sale or conveyance of all or substantially all of the assets of the Corporation for which approval of the holders of the Common Stock is necessary, or in the case of any capital reorganization or any reclassification or similar change of the outstanding Common Stock (other than as at forth in subparagraph (f) above), each share of Series F Stock, if any, outstanding following such transaction shall thereafter be convertible into the kind and amount of securities or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by a holder of the number of shares of Common Stock into which such Series F Stock might have been converted immediately prior to such merger, sale, conveyance reorganization, reclassification or change, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change (provided that if the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing shares") then for the purpose of this subparagraph the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by each non-electing share shall be deemed to be the kind and amount so receivable by a plurality of the non-electing share); and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series F Stock to the and that the provisions set forth heroin (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock or other property thereafter deliverable upon the conversion of the Series F Stock.

                  (j) Whenever the Conversion Rate or terms of conversion are adjusted or readjusted as herein provided, the Corporation shall prepare a notice setting forth such adjustment or readjustment and showing in detail the facts upon which each adjustment or readjustment is based, and such notice shall forthwith be mailed by first class mail to the holders of shares of Series F Stock so affected at their last known address shown on the stock books of the Corporation.

                  (k) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock or out of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series F Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series F Stock from time to time outstanding. The Corporation shall from time to time in accordance with the General Corporation Law of the State of Delaware increase the authorized amount of its Common Stock if at any time the authorized number of share of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series F Stock outstanding from time to time.

                  (l) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board of Directors.



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                  (m) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series F Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that in which the shares of Series F Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

         7. Notices of Record Date. In the event that the Corporation shall propose at any time:

                  (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights;

                  (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                  (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with any such event, the Corporation shall send to the then holders of record of Series F Stock (the "Record Holders"):

                           (i) in the case of the matters referred to in (a) and
                  (b) above, at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (a) or (b) above; and

                           (ii) in the case of the matters referred to in (c)
                  and (d), at least ten (10) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or for determining rights to vote in respect of the matters referred to in (c) or (d) above.

         Each such written notice shall be delivered or given by first class mail, postage prepaid, addressed to the Record Holders at the address for each such holder as shown on the books and records of the Corporation.



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         IN WITNESS WHEREOF, Mobility Electronics, Inc. has caused hereunto this certificate to be signed by its Secretary on January 14, 2003.

                                    MOBILITY ELECTRONICS, INC.


                                    By: /s/ Richard F. Dahlson
                                        Richard F. Dahlson, Secretary



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